	News Release		3D Systems Corporation 26081 Avenue Hall Valencia CA 91355 Phone: 661-295-5600 www.3dsystems.com NASDAQ: TDSC
Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	661-295-5600 Ext 2632		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com

3D Systems Announces Conditional Call for Redemption of its Series B Convertible Preferred Stock

VALENCIA, California, May 8, 2006: 3D Systems Corporation (NASDAQ: TDSC) announced that today its Board of Directors authorized the Company to call for redemption on June 8, 2006 all of its outstanding Series B Convertible Preferred Stock at its redemption price of $6.00 per share plus accrued and unpaid dividends to that date, subject to the condition that the holders of those shares exercise their right to convert at least 70% of the currently outstanding shares of the preferred stock into shares of the Company’s Common Stock no later than 5:00 p.m., Pacific Time, on June 8, 2006.

The Series B Preferred Stock is convertible at a ratio of 1:1 into 2,616,516 shares of the Company’s Common Stock plus approximately 23,300 additional shares of Common Stock relating to accrued and unpaid dividends to June 8, 2006. On May 5, 2006, the Company paid the regular semi-annual dividend of $0.30 per share on the preferred stock.

The Company had originally issued the Series B Convertible Preferred Stock in 2003 in private transactions, and the Company’s right to call the preferred stock for redemption has become exercisable.

About 3D Systems Corporation

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

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